EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 2nd day of March, 2007, by and between Global Capacity Group, Inc., a Texas corporation (the “Company”), and Darin McAreavey (the “Employee”).

RECITALS:

A. The Company is in the telecommunications business.

B. The Employee and the Company wish to enter into new terms of employment.

C. The Company desires to employ the Employee and Employee desires to be employed by the Company as a Senior Vice President, subject to the terms, conditions and covenants hereinafter set forth.

D. As a condition of the Company employing the Employee, Employee has agreed not to divulge to the public the Company’s confidential information, not to solicit the Company’s vendors, customers or employees and not to compete with the Company, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, the Employee and the Company hereby agree as follows:

ARTICLE I

EMPLOYMENT

1.1 Employment. The Company hereby employs, engages and hires Employee, and Employee hereby accepts employment, upon the terms and conditions set forth in this Agreement. The Employee shall serve as a Senior Vice President of the Company. The Employee shall have and fully perform the duties and responsibilities required for such job title and position and shall perform such additional services and discharge such other responsibilities as may be, from time to time, assigned or delegated by the Company, but in no case shall there be any significant increase in the job duties from the duties of the Employee prior to the signing of this Agreement. The Employee shall report to the Chief Executive Officer.

Upon the resignation of Derry L. Behm, our current Chief Financial Officer, the Employee will assume the title of Chief Financial Officer of the Company and of its parent Capital Growth Systems, Inc., as well as of the other subsidiaries of Capital Growth Systems, Inc.

1.2 Activities and Duties During Employment. Employee represents and warrants to the Company that Employee is free to accept employment with the Company and that Employee has no prior or other commitments or obligations of any kind to anyone else which would hinder or interfere with the performance of this Agreement.

Employee accepts the employment described in Article I of this Agreement and agrees to devote the necessary time to timely perform the duties and responsibilities fully, including the performance of such other services and responsibilities as the Company may from time to time stipulate. Employee shall be present on the Company premises or actively engaged in service to or on behalf of the Company during normal business hours Monday through Friday, excluding business travel and periods of personal leave, vacation and sick leave. However, Employee shall not be required to relocate from his personal residence without separate prior agreement between the parties.

1.3 Certain Definitions.

(a) The “Change-in-Control Date” shall mean the first date during the Employment Term (as defined in Section 2.1) on which a Change-in-Control (as defined in Section 1.3(b)) occurs.

(b) For the purpose of this Agreement, a “Change-in-Control” or “Change-in-Control” shall mean:

(1) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of Company (the “Outstanding Company Common Stock”); or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change-in-Control: (x) any acquisition directly from the Company, (y) any acquisition by the Company or any of its subsidiaries, (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (z) any acquisition by any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners, respectively of the Outstanding Company Common Stock and Outstanding Company Voting Securities in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(2) Completion by the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, beneficially own, directly or indirectly, less than 50% of, respectively, of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be; or

(3) Completion by the Company of: (A) a complete liquidation or dissolution of Company; or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

ARTICLE II

TERM

2.1 Term. The term of employment under this Agreement shall be one (1) year (the “Initial Term”), commencing on the date of the Agreement. This Agreement may be renewed by mutual agreement of the two parties for subsequent one-year terms as agreed by the parties (each a “Renewal Term”). The Initial Term and any Renewal Terms shall herein be referred to as the “Employment Term”.

2.2 Termination. The Employment Term and employment of Employee may be terminated as follows:

(a) By the Company immediately for “Cause.” For the purpose of this Agreement, “Cause” shall mean: (i) conduct amounting to fraud, embezzlement, or illegal misconduct in connection with Employee’s duties under this Agreement; (ii) the conviction of Employee by a court of proper jurisdiction of (or his or her written, voluntary and freely given confession to) a crime which constitutes a felony (other than a traffic violation) or an indictment that results in material injury to the Company’s property, operation or reputation; (iii) the willful failure of Employee to comply with reasonable directions of the Company or any of the policies of the Company or (iv) willful misconduct or a material default by the Employee in the performance or observance of any promise or undertaking of Employee under this Agreement.

(b) Automatically, without the action of either party, upon the death of Employee (“Death”).

(c) By either party upon the Total Disability of the Employee. The Employee shall be considered to have a Total Disability for purposes of this Agreement if he is unable by reason of accident or illness to substantially perform his employment duties, and is expected to be in such condition for periods totaling six (6) months (whether or not consecutive) during any period of twelve (12) months. Nothing herein shall limit the Employee’s right to receive any payments to which Employee may be entitled under any disability or employee benefit plan of the Company or under any disability or insurance policy or plan. During a period of disability prior to termination hereunder, Employee shall continue to receive his or her full compensation (including base salary and bonus) and benefits, subject to offset to the extent of any disability insurance payments received by the Employee pursuant to any disability insurance policy maintained by or paid for by the Company.

(d) By the Employee upon ten (10) business days notice to the Company for Good Reason, which notice shall state the reason for termination. For the purpose of this Agreement, “Good Reason” shall mean: (i) any material failure by the Company to comply with the provisions of this Employment Agreement, including but not limited to, failure to timely pay any part of Employee’s compensation (including salary, sales commissions, performance compensation in any form, or bonus) or provide the benefits contemplated herein; or (ii) Employee’s voluntary decision to terminate his employment with the Company any time commencing six (6) months following a Change-in-Control.

2.3 Cessation of Rights and Obligations: Survival of Certain Provisions. On the date of expiration or earlier termination of the Employment Term for any reason, all of the respective rights, duties, obligations and covenants of the parties, as set forth herein, shall, except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of said termination, and shall only survive as expressly provided for herein.

2.4 Cessation of Compensation. In lieu of any severance under any severance plan that the Company may then have in effect, and subject to (i) the receipt of a full and unconditional release from Employee and (ii) any amounts owed by the Employee to the Company under any contract, agreement or loan document entered into after the date hereof which relates solely to his or her employment with the Company (including, but not limited to, loans made by the Company to the Employee), the Company shall pay to the Employee, and the Employee shall be entitled to receive, the following amounts within thirty (30) days of the date of a termination of his or her employment:

(a) Voluntary Termination/Cause/Expiration of Term. Upon (i) Employee terminating his employment without Good Reason, (ii) the expiration of the Employment Term because the Employee elects to not extend the Employment Term, or (iii) a termination of the Employment Term for Cause by the Company the Employee shall be entitled to receive his or her or her base salary (which shall include any of his or her unused vacation pay for the year of such termination) and expense reimbursements solely through the date of termination.

(b) Death or Total Disability. Upon the termination of the Employment Term by reason of the Death or Total Disability of the Employee, the Employee (or, in the case of Death, his or her estate) shall be entitled to receive his base salary (which shall include any of his or her unused vacation pay for the year of such termination) and expense reimbursements solely through the date of termination.

(c) Involuntary. Upon the termination of the Employment Term by the Employee for Good Reason, or by the Company due to termination of Employee’s employment without Cause or due to failure to offer to renew this Agreement, the Employee shall be entitled to receive in a lump sum the balance of his base salary for the remaining term of the Employment Term or six (6) months, whichever is greater (exclusive of any renewals of the then existing term) (the “Severance Term”), together with prorated vacation pay and expense reimbursement through the date of termination; provided, however, in the event that during the six (6) months following a Change-in-Control the Company elects to terminate Employee’s employment without Cause, or refuses to renew the Employment Term, if the Employment Term is expiring during said six (6) month period, for at least an additional one (1) year, then in such event the lump sum severance payment to Employee shall be increased by an additional six (6) months to a total of twelve (12) months. For the avoidance of doubt, the Severance Period shall in no case be less than six (6) months even if the remaining term of Employment is less than six (6) months. In addition, Employee shall be entitled to payment by the Company of the premiums for group health insurance coverage otherwise payable by Employee under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the Severance Term. It shall be a condition to Employee’s right to receive the payments described above that Employee shall be in compliance with all of the Employee’s obligations which survive termination hereof, including without limitation those arising under Articles IV and V hereof. The payments described above are intended to be in lieu of all other payments to which Employee might otherwise be entitled in respect of termination of Employee’s employment without Cause unless otherwise required by law or under other agreements between the parties.

2.5 Business Expenses.

(a) Reimbursement. The Company shall reimburse the Employee for all reasonable, ordinary, and necessary business expenses incurred by him or her in connection with the performance of his or her duties hereunder, including, but not limited to, ordinary and necessary travel expenses and entertainment expenses. The reimbursement of business expenses will be governed by the policies of the Company from time-to-time and the terms otherwise set forth herein.

(b) Accounting. The Employee shall provide the Company with an accounting of his or her expenses, which accounting shall clearly reflect which expenses were incurred for proper business purposes in accordance with the policies adopted by the Company and as such are reimbursable by the Company. The Employee shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Company to the Employee within a reasonable time after receipt by the Company of appropriate documentation therefor.

2.6 Sole Compensation. Employee shall not be entitled to any other compensation from the Company than as set forth in Article II hereof as a result of termination of Employee’s employment. The foregoing shall not be construed to limit any rights of Employee to receive the Contingent Consideration under the Merger Agreement.

ARTICLE III

COMPENSATION AND BENEFITS

3.1 Compensation. During the Employment Term of this Agreement, the Company shall pay Employee such salary and bonus as set forth on Exhibit A.

3.2 Payment. All compensation shall be payable in intervals in accordance with the general payroll payment practice of the Company. The compensation shall be subject to such withholdings and deductions by the Company as are required by law.

3.3 Other Benefits. Employee shall be entitled to participate in any retirement, pension, profit-sharing, health plan, insurance, disability income, incentive compensation and welfare or any other benefit plan or plans of the Company which may now or hereafter be in effect and for which the Employee is eligible. Notwithstanding the forgoing, the Company shall be under no obligation to institute or continue the existence of any such benefit plan.

ARTICLE IV

CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETE AGREEMENT

4.1 Non-Disclosure of Confidential Information. Employee hereby acknowledges and agrees that the duties and services to be performed by Employee under this Agreement are special and unique and that as of a result of the employment hereunder, Employee may acquire, develop and use information of a special and unique nature and value that is not generally known to the public or to the Company’s industry, including but not limited to, certain records, phone locations, documentation, software programs, data bases of the Company or its Affiliates, including without limitation, the Magenta data base, proprietary information, price lists, contract prices for purchase and sale of telephone access and telephone services, customer lists, prospect lists, pricing on business proposals to new and existing customers, network configuration, supplier pricing, equipment configurations, business plans, ledgers and general information, employee records, mailing lists, accounts receivable and payable ledgers, financial and other records of the Company or its Affiliates, and other similar matters (all such information being hereinafter referred to as “Confidential Information”). Employee further acknowledges and agrees that the Confidential Information is of great value to the Company and its Affiliates and that the restrictions and agreements contained in this Agreement are reasonably necessary to protect the Confidential Information and the goodwill of the Company. Accordingly, Employee hereby agrees that:

(a) Employee will not, while employed by the Company or at any time thereafter, directly or indirectly, except in connection with Employee’s performance of the duties under this Agreement, or as otherwise authorized in writing by the Company for the benefit of the Company, divulge to any person, firm, corporation, limited liability company, or organization, other than the Company (hereinafter referred to as “Third Parties”), or use or cause or authorize any Third Parties to use, the Confidential Information, except as required by law; and

(b) Upon the termination of Employee’s employment for any reason whatsoever, Employee shall deliver or cause to be delivered to the Company any and all Confidential Information or documents containing Confidential Information, including notes, drawings, notebooks, notes, records, keys, data and other documents and materials belonging to the Company or its affiliates which is in his or her possession or under his or her control relating to the Company or its affiliates, regardless of the medium upon which it is stored, and will deliver to the Company upon such termination of employment any other property of the Company or its Affiliates which is in his or her possession or control.

4.2 Non-Solicitation Covenant. Employee hereby covenants and agrees that while employed by the Company and for a period of one (1) year following the termination of Employee’s employment with the Company for any reason, Employee shall not (i) directly or indirectly, solicit, interfere with, or endeavor to entice away from the Company or its Affiliates any person, firm, corporation, limited liability company or other entity that was a customer of the Company at any time while Employee was an employee of the Company or its Affiliates or who is a “prospective customer” of the Company, or (ii) induce, attempt to induce or hire any employee (or any person who was an employee during the year preceding the date of any solicitation) of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between any such employee and the Company or its Affiliates; provided, however, that the restrictions set forth in this clause (ii) shall not prohibit Employee, after termination of Employee’s employment with Company, from retaining a former employee of Company if the former Employee first approached Employee concerning the possibility of working for Employee. For purposes hereof, “prospective customer” shall mean any person or entity which has been solicited for business by Employee or any officer or other employee of the Company during the one year period preceding the date of termination of Employee’s employment with the Company, or if Employee is still employed by the Company within the one year period preceding the event in question.

4.3 Non-Competition Covenant. Employee acknowledges that the covenants set forth in this Section 4.3 are reasonable in scope and essential to the preservation of the Business of the Company (as defined herein). Employee also acknowledges that the enforcement of the covenant set forth in this Section 4.3 will not preclude Employee from being gainfully employed in such manner and to the extent as to provide a standard of living for himself or herself, the members of his or her family and the others dependent upon Employee of at least the level to which Employee and they have become accustomed and may expect. In addition, Employee acknowledges that the Company has obtained an advantage over its competitors as a result of its name, location and reputation that is characterized by near permanent relationships with vendors, customers, principals and other contacts which it has developed at great expense. Furthermore, Employee acknowledges that competition by him or her following the termination or expiration of his or her employment would impair the operation of the Company beyond that which would arise from the competition of an unrelated third party with similar skills. Employee hereby agrees that he shall not, during his or her employment and for a period of one (1) year after the end of his or her employment, directly or indirectly, engage in or become directly or indirectly interested in any proprietorship, partnership, firm, trust, company, limited liability company or other entity, other than the Company (whether as owner, partner, trustee, beneficiary, stockholder, member, officer, director, employee, independent contractor, agent, servant, consultant, lessor, lessee or otherwise) that competes with the Company in the Business of the Company in the Restricted Territory (as defined herein), other than owning an interest in a company listed on a recognized stock exchange in an amount which does not exceed five percent (5%) of the outstanding stock of such corporation. For purposes of this Agreement, (i) the term “Business of the Company” shall include all business activities and ventures related to providing telecommunications services or products in which Global Capacity Group, Inc. is engaged, plans to engage in the next twelve (12) months following termination of Employee’s employment or has engaged in during the prior twelve (12) months, as determined at any time during the employment of the Employee; and (ii) the term “Restricted Territory” means the geographical area consisting of a seventy mile radius surrounding each city (and including such city) in which the Company maintains either an office or a telecommunications facility.

4.4 Remedies.

(a) Injunctive Relief. Employee expressly acknowledges and agrees that the Business of the Company is highly competitive and that a violation of any of the provisions of Sections 4.1, 4.2 or 4.3 would cause immediate and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award. Employee further acknowledges and agrees that the time periods and territorial areas provided for herein are the minimum necessary to adequately protect the Business of the Company, the enjoyment of the Confidential Information and the goodwill of the Company. Without limiting any of the other remedies available to the Company at law or in equity, or the Company’s right or ability to collect money damages, Employee agrees that any actual or threatened violation of any of the provisions of Sections 4.1, 4.2 or 4.3 may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction, without notice and without bond.

(b) Enforcement. It is the desire of the parties that the provisions of Sections 4.1, 4.2 or 4.3 be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of Sections 4.1, 4.2 or 4.3 shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be (i) deemed amended to delete therefrom such portions so adjudicated or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.

(c) Legal Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to reimbursement from the non-prevailing party for all reasonable costs and expenses, including, but not limited to, attorney’s fees, incurred by the prevailing party in connection with such enforcement proceedings.

4.5 Company. All references to the Company in this Article IV shall include “Affiliates” of the Company, as that term is construed under Rule 405 of the Securities Act of 1933, as amended.

4.6 Consideration. The undertakings of Employee pursuant to Sections 4.2 and 4.3 hereof are given to the Company in consideration for the payments, if any, to be made pursuant to Section 2.4 hereof.

ARTICLE V

ASSIGNMENT OF INTELLECTUAL PROPERTY

5.1 Assignment of Patent Rights. If Employee, during the course of his or her employment with the Company, creates or discovers any patentable or potentially patentable invention or design, within the meaning of Title 35 of the United States Code, any utility or design patent that may be derived from any such invention or design created or discovered by Employee during the course of his or her employment with the Company shall be assigned to the Company. Employee agrees to fully cooperate with the Company in obtaining any such patents, and Employee further agrees to execute any and all documents the Company may deem necessary to obtain such patent or to document such assignment to the Company. Employee hereby designates the Company as his/her attorney-in-fact to execute any such documents relating to any such patent or assignment thereof to the Company;

5.2 Work For Hire. Employee agrees that any original work of authorship fixed in a tangible medium of expression, including but not limited to literary works; computer programs, software or other associated intangible property; network configuration; musical works, including any accompanying words; dramatic works, including any accompanying music; pantomimes and choreographic works; pictorial, graphic and sculptural works; motion pictures and other audiovisual works; sound recordings; and architectural works, within the meaning of Title 17 of the United States Code, created during the course of his or her employment with the Company shall be a “work for hire” within the meaning of Section 201(b) of the Copyright Act, 17 U.S.C. Section 201(b), and that all ownership rights comprised in the copyright shall vest exclusively in the Company. Employee agrees to fully cooperate with the Company in obtaining registration of any such copyright, except that the Company will be responsible for any and all fees and costs associated with obtaining any such copyright registration;

5.3 Trade Secrets. If Employee, during the course of his/her employment with the Company, discovers, invents, or produces, without limitation, any information, computer programs, software or other associated intangible property; network configuration, formulae, product, device, system, technique, drawing, program or process which is a “trade secret” as defined in his/her Employment Agreement or within the meaning of the Illinois Trade Secret Act (irrespective of where Employee is employed), such information, formulae, product, device, system, technique, drawing, program or process shall be assigned to the Company. Employee agrees to fully cooperate with the Company in protecting the value and secrecy of any such trade secret, and further agrees to execute any and all documents the Company deems necessary to document any such assignment to the Company. Employee appoints the Company as his/her attorney-in-fact to execute any documents the Company may deem necessary that relates to any such trade secret or assignment thereof to the Company;

ARTICLE VI

MISCELLANEOUS

6.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received (a) when delivered, if delivered personally, (b) four days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid, (c) one business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, and (d) on the date of delivery if delivered by telecopy, receipt confirmed, provided that a confirmation copy is sent on the next business day by first class mail, postage prepaid, in each case addressed as follows:

To Employee at his or her home address as set forth on the books and records of the Company with a copy to:

Company, at:	Global Capacity Group, Inc. Attention: Chief Executive Officer 50 East Commerce Drive - Suite A Schaumburg, IL 60173 Telephone: (630) 872-5820 Facsimile: (630) 872-5801

With a copy to:	Shefsky & Froelich Ltd. Attention: Mitchell D. Goldsmith, Esq. 111 East Wacker Drive - Suite 2800 Chicago, IL 60611 Telephone: (312) 836-4006 Facsimile: (312) 275-7569

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

6.2 Entire Agreement; Amendments, Etc. This Agreement contains the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as provided in Section 4.4(b), no modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.

6.3 Benefit. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, legal representatives and permitted assignees of Employee and the successors, assignees and transferees of the Company. This Agreement or any right or interest hereunder may not be assigned by Employee without the prior written consent of the Company. No implication shall be drawn in favor or against either party based upon the role of such party’s counsel in the drafting of this Agreement.

6.4 No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.

6.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

6.6 Compliance and Headings. Time is of the essence of this Agreement. The headings in this Agreement are intended to be for convenience and reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

6.7 Counterparts. This Agreement may be executed in one or more counterparts, whether by original, photocopy or facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

6.8 Recitals. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

6.9 Waiver of Jury Trial. All parties hereby agree, consent and waive any and all right to a trial by jury in any action to construe or enforce this Agreement or any of the rights, duties and obligations hereunder.

6.10 Survival. Notwithstanding anything to the contrary contained herein, the terms of Articles III, IV, V and VI hereof shall survive any termination of this Agreement and remain in full force and effect thereafter until each Article or portion of Article expires under its own terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the day and year first above written.

COMPANY:	EMPLOYEE:

Global Capacity Group, Inc.

Darin McAreavey
By:
Its:

EXHIBIT A - ECONOMIC TERMS OF EMPLOYMENT AGREEMENT

Global Capacity Group, Inc./ Darin McAreavey

A. Compensation.

1.
Base Salary. During the Employment Term, the Company shall pay Employee such salary and benefits as shall be agreed upon each year between Employee and the Company. For the Initial Term, the Company shall pay Employee a base salary of $175,000 per year. Thereafter, the Company shall review the Employee’s base salary annually.

2.
Bonus or Commission Plan. The Company will pay an incentive bonus of 60% of the base compensation based upon achieving the plan of record goals for revenue and earnings for each year. These goals will be approved by the board of directors. In addition, the Company will pay the Employee a sign on bonus of $25,000 guaranteed minimum bonus on March 2 2008 if Employee is still employed by the Company.

3.
Other Benefits. Employee shall be entitled to participate in any retirement, pension, profit-sharing, health plan, insurance, disability income, incentive compensation, vacation and welfare or any other benefit plan or plans of the Company which may now or hereafter be in effect and for which he is eligible. Employee shall be allocated time-based options to purchase 300,000 shares of capital stock of the Company’s parent, Capital Growth Systems, Inc. as detailed in the separate form of option agreement provided to Employee, and Employee shall be eligible for 300,000 Performance Based Options of Capital Growth Systems, Inc. should the Board of Directors elect to award Performance Based Options to Employee.

4.
Vacation. Employee shall be entitled to up to three (3) weeks of paid vacation in each calendar year during the Employment Term, provided, however, that the Employee’s 2006 calendar year vacation shall be prorated for the portion of the calendar year remaining after the date hereof; Employee shall be entitled to carry forward from one calendar year during the Employment Term to the next calendar year up to one additional week’s vacation, to the extent it was accrued and not taken in the previous year (i.e. not more than 4 week’s total vacation can be taken in any year).

A-1